Exhibit 99.1

Cost Plus, Inc. Announces Sales for Third Quarter of Fiscal 2006

OAKLAND, Calif.—(BUSINESS WIRE)—Nov. 1, 2006—Cost Plus, Inc. (Nasdaq: CPWM - News) announced that total revenue for the third quarter ended October 28, 2006 was $215.4 million, a 7.3% increase from $200.7 million for the third quarter ended October 29, 2005, which was within the current guidance. Same store sales for the third quarter decreased 1.3%, compared to a 4.7% decrease for the third quarter of fiscal 2005.

Barry Feld, President and CEO, commented: “We continued to make solid progress during the quarter on all of our key initiatives, and we are closer to our goal of returning to positive same store sales, posting our lowest decrease in several quarters. Our sales mix in the third quarter was heavier in consumables than we expected. While the consumables customer tends to shop the store more frequently, this puts pressure on margins. As a result of the progress we are making on our five operating initiatives, we are entering the fourth quarter with a cleaner inventory position, improved opening price points, well-planned exit strategies on seasonal merchandise, and more effective media compared to last year.”

The Company will release its third quarter results after market close on November 16, 2006 and will host a conference call at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The phone number for the call is (800) 638-5439, Access Code: 21585330. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, Access Code: 28371952, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, November 17, 2006. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of October 28, 2006, the Company operated 283 stores in 34 states compared to 258 stores in 32 states as of October 29, 2005.

Contact:

Cost Plus, Inc.

Tom Willardson, 510-808-9119